ShengdaTech Begins Construction of New NPCC Factory

To Add 60,000 Metric Tons of NPCC Capacity

TAIAN CITY, Shandong Province, China, Sept. 17 /Xinhua-PRNewswire- FirstCall/ -- ShengdaTech Inc. ("ShengdaTech" or "The Company") (Nasdaq: SDTH - News) a leading manufacturer of nano precipitated calcium carbonate (NPCC) and coal- based chemical products in the People's Republic of China ("PRC"), today announced that it has broken ground on the construction of the Company's second phase of its new NPCC facility located in Xianyang City, Shaanxi Province.

ShengdaTech is using stainless steel equipment for the new production lines at the facility rather than the carbon steel equipment used in its previous production lines. The Company expects that the stainless steel equipment will reduce maintenance and enable the company to produce NPCC particles of an even higher purity suitable for a variety of new export applications. The second phase includes three new production lines with capacity of 20,000 metric tons each. The additional 60,000 metric tons of NPCC capacity is expected to commence production by the end of 2007.

In the same Xianyang City facility, ShengdaTech brought its latest 40,000 metric tons of NPCC capacity online in July 2007. These lines are operating at 80% utilization and are expected to be operating at full capacity by November. Once the second phase of the Xianyang facility is completed, the Company's total NPCC capacity will be 190,000 metric tons, an increase of 111% from a capacity of 90,000 metric tons at the beginning of 2007.

"The demand from current customers and new customers for our NPCC products remains strong. Based on our market intelligence, the increasing penetration rate of our advanced functional filler is helping to secure our position as the leading provider of NPCC in China," commented Mr. Xiangzhi Chen, CEO of ShengdaTech.

ShengdaTech also confirms that the recent filing to sell 1,830,000 shares of the Company's common stock is by six investors who invested in ShengdaTech prior to the Company going public. These investors are not members of management or related to the management team. The Company confirms that there have been no sales of common stock by officers and directors of ShengdaTech.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling a variety of nano-precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, ability to attract new customers, ability to increase our product's applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

For more information, please contact:

CCG Elite
Crocker Coulson
President
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Email: crocker.coulson@ccgir.com

Leslie Richardson
Financial Writer
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Email: leslie.richardson@ccgir.com